SUB-ITEM 77 C: Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Federated
Income Securities Trust (the "Trust"), of which
the Fund is a portfolio, was held on October 28
, 2013. On August 29, 2013, the record date for
shareholders voting at the meeting, there were
464,685,428.035 total outstanding shares of the
Trust.
The following item was considered by shareholder
s of the Trust and the results of their voting
were as follows:
AGENDA ITEM
Proposal to elect certain Trustees of the Trust:
1

Name 	For	Withheld
John T. Collins	357,095,356.996	4,082,407.702
Maureen Lally-Green	356,880,665.829	4,297,098
..869
Thomas M. O'Neill	357,032,580.339	4,145,184
..359
P. Jerome Richey	356,553,411.684	4,624,353
..014
1 The following Trustees continued their terms:
John F. Donahue, J. Christopher Donahue, Maureen
Lally-Green (having been previously
appointed by the Board), Peter E. Madden, Charles
F. Mansfield, Jr., Thomas M. O'Neill (having been previously appointed by the Board), and John
S. Walsh.